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                                  EXHIBIT 10.9

                                PROMISSORY NOTE


$2,619,750                                              December 31, 2001
                                                        Cambridge, Massachusetts


      FOR VALUE RECEIVED, Timothy Weller (the "Maker") promises to pay to Akamai Technologies, Inc. (the "Company"), or order, at its offices or such other place as the holder of this Note may designate, the principal sum of Two Million Six Hundred Nineteen Thousand Dollars ($2,619,750), together with interest on the unpaid balance of this Note from time to time outstanding at the rate of 3.97% per year, compounded annually, until paid in full. Principal and interest shall be paid in full on July 23, 2009; provided, however, that if the Maker sells any shares of restricted common stock of the Company purchased by the Maker on July 23, 1999 and held by him as of the date of this Note, he shall make a prepayment on the Notes equal to the proceeds of such sale (net of taxes), such payment applied first to accrued and unpaid interest and then to principal until paid in full. This Note amends, replaces and supersedes in its entirety that certain Promissory Note dated July 23, 1999, payable by Maker to the Company in the aggregate principal amount of $2,619,750, and all obligations under such Promissory Note.

      Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All payments by the Maker under this Note shall be in immediately available funds.

      This Note shall become immediately due and payable without notice (except as provided in paragraph (1) below) or demand upon the occurrence at any time of any of the following events of default (each, an "Event of Default"):

      (1) default in the payment or performance of this or any other liability or obligation of the Maker under a written contract to the holder that is not cured within thirty (30) days after written notice of default thereof, including the payment when due of any principal, premium or interest under this Note;

      (2) the insolvency of the Maker, or the appointment of a receiver or custodian for the Maker or any part of his property if such appointment is not terminated or dismissed within thirty (30) days;

      (3) the institution against the Maker or any endorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing; or

      (4) the institution by the Maker or any endorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any endorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors.

      Upon the occurrence of an Event of Default, the holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts or afforded by other applicable law.
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      In the event that the Maker ceases, for any reason, to be employed by
Akamai Technologies, Inc., any subsidiary thereof or any successor thereto, the Company or its successor shall have the right, by delivering written notice to the Maker at any time within twenty-one (21) days of the date of termination of employment (the "Termination Notice Date"), to declare the aggregate unpaid balance of all principal and interest on this Note immediately due and payable; provided, however, that Maker shall have thirty (30) days from the Termination Notice Date to make full payment of the due amount.

      All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

      No reference in this Note to any guaranty or other document shall impair the obligation of the Maker, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.

      The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

      No delay or omission on the part of the holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Each of the Maker and every endorser and guarantor of this Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

      This Note may be prepaid in whole or in part at any time or from time to time. Any such prepayment shall be without premium or penalty.

      None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

      All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note is executed as an instrument under seal.


                                  [end of text]
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      EXECUTED as of the date first set forth above.




                                                          /s/ Timothy Weller
                                                      --------------------------
                                                      Timothy Weller